EXHIBIT 2.1

AMENDMENT NO. 2
TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2020 (this “
Amendment
”), by and among Terra Tech Corp., a Nevada corporation (“
Terra Tech
”), TT Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), OneQor Technologies, Inc., a Delaware corporation (“
OneQor
”), Matthew Morgan, an individual (“
Morgan
”), Larry Martin, an individual (“
Martin
” and collectively with Morgan, the “
Major Shareholders
”), and Larry Martin, solely in his capacity as Shareholder Representative (the “
Shareholder Representative
”). Each of Terra Tech, Merger Sub, OneQor, the Major Shareholders, and the Shareholder Representative is sometimes referred to herein as a “
Party
” and collectively as the “
Parties
.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS
, the Parties have entered into that certain Agreement and Plan of Merger, dated as of October 30, 2019, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of December 2, 2019 (collectively, the “
Merger Agreement
”);

WHEREAS
, pursuant to Section 12.10 of the Merger Agreement, each of the Parties wish to mutually agree to further amend the Merger Agreement to modify certain provisions thereof, as set forth herein.

NOW, THEREFORE
, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Recital G of the Merger Agreement
. Recital G of the Merger Agreement is hereby amended and restated in its entirety as follows:

G. Holders of certain SAFE securities of OneQor (“
OneQor Post-Closing SAFE Holders
”) own SAFE securities that are convertible in accordance with their terms and conditions into shares of Terra Tech Common Stock on the first trading day after the Closing (as amended to date, the “
OneQor Post-Closing Convertible SAFEs
”);

2.
Recital H of the Merger Agreement
. Recital H of the Merger Agreement is hereby amended and restated in its entirety as follows:

H. Upon consummation of the Merger, the Shares will be exchanged for shares of Terra Tech Common Stock (as hereinafter defined), all on the terms and subject to the conditions set forth in this Agreement, such that the Shareholders’ and the SAFE 1 Holders’ aggregate equity ownership interest in Terra Tech shall represent 21.06% of the total issued and outstanding shares of Terra Tech on a Fully-Diluted Basis (as hereinafter defined);

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3.
Amendment to Section 1.6(c) of the Merger Agreement
. Section 1.6(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(c) each OneQor Post-Closing Convertible SAFE issued and outstanding prior to the Effective Time, will be converted into the right to receive a number of shares of Terra Tech Common Stock equal to the amount to which such OneQor Post-Closing Convertible SAFE is entitled as a result of the transactions contemplated hereby for such OneQor Post-Closing Convertible SAFE as determined in accordance with the terms and conditions specified in the OneQor Post-Closing Convertible SAFEs and such OneQor Post-Closing Convertible SAFE after such conversion will automatically be cancelled and retired and will cease to exist.

4.
Amendment to Section 1.14 of the Merger Agreement
. Section 1.14 of the Merger Agreement is hereby amended and restated in its entirety as follows:

On or prior to the Closing Date, Terra Tech shall cause the appointment of Matthew Morgan to the Terra Tech Board and as Chief Executive Officer of Terra Tech effective as of the Closing, and shall cause the concurrent resignation of the officers of Terra Tech as set forth on
Schedule III
.

5.
Amendment to Section 1.15 of the Merger Agreement
. Section 1.15 of the Merger Agreement is hereby deleted in its entirety.

6.
Amendment to Section 2.11(b) of the Merger Agreement
. Section 2.11(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(b) Except for the SAFE securities, the Varghese Promissory Note, and the OneQor Post-Closing Convertible SAFEs, OneQor has no Indebtedness.

7.
Amendment to Section 2.12 of the Merger Agreement
. The lead in sentence in Section 2.12 of the Merger Agreement is hereby amended and restated in its entirety as follows:

Except as set forth on
Section 2.12
of the OneQor Disclosure Schedule or contemplated by this Agreement, OneQor has not, since the Balance Sheet Date:

8.
Amendment to Section 5.4 of the Merger Agreement
. Section 5.4 of the Merger Agreement is hereby amended and restated in its entirety as follows:

5.4
Commercially Reasonable Efforts
.

During the Pre-Closing Period, OneQor shall use its commercially reasonable efforts to cause the conditions set forth in
Article VIII
and
Article IX
to be satisfied on a timely basis and so that the Closing can take place on or before February 29, 2020, in accordance with
Section 1.3
, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of OneQor set forth in
Article II
becoming untrue, or in any of the conditions of Closing set forth in
Article VIII
or
Article IX
not being satisfied.

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9.
Amendment to Section 6.3 of the Merger Agreement
. Section 6.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

6.3
Commercially Reasonable Efforts.

During the Pre-Closing Period, Terra Tech shall use its commercially reasonable efforts to cause the conditions set forth in Article VIII and Article IX to be satisfied on a timely basis and so that the Closing can take place on or before February 29, 2020, or as soon thereafter as is reasonably practical, in accordance with Section 1.3, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of Terra Tech set forth in this Agreement becoming untrue or in any of the conditions of closing set forth in Article VIII or Article IX not being satisfied.

10.
Amendment to Section 7.5 of the Merger Agreement
. Section 7.5 of the Merger Agreement is hereby amended to add the following provision as a new clause (a)(v):

(a)(v) the operation of Staywell Laboratories, Inc. (“Staywell”), including, without limitation, any liabilities or obligation to, or in respect of, any employee, consultant or other independent contractor of Staywell.

11.
Amendment to Section 8.10 of the Merger Agreement
. Section 8.10 of the Merger Agreement is hereby amended and restated in its entirety as follows:

8.10
Derek Peterson Employment Agreement Amendment
.

Derek Peterson shall have entered into an amendment and waiver to his existing employment agreement related to, among other things, his change in title in a form reasonably satisfactory to Terra Tech.

12.
Amendment to Section 8.12 of the Merger Agreement
. Section 8.12 of the Merger Agreement is hereby amended and restated in its entirety as follows:

8.12
OneQor Employment Agreement Amendments
.

(a) Matthew Morgan shall have entered into an amendment and waiver to that certain Amended and Restated Executive Employment Agreement between OneQor and Matthew Morgan, dated as of October 29, 2019 (the “Morgan Employment Agreement”) to, among other things, amend his annual salary and target bonus and to eliminate any payment of a bonus upon the occurrence of a change of control in a form reasonably satisfactory to Terra Tech.

(b) Larry Martin shall have resigned as a director and officer of OneQor and shall have terminated that certain Amended and Restated Executive Employment Agreement between OneQor and Larry Martin, dated as of October 29, 2019 (the “Martin Employment Agreement”), which, for the avoidance of doubt, shall include a waiver of any payment of a bonus upon the occurrence of a Change of Control (as defined in the Martin Employment Agreement) in a form reasonably satisfactory to Terra Tech.

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13.
Amendment to Article VIII of the Merger Agreement
. Article VIII of the Merger Agreement is hereby amended to add the following provision as a new Section 8.13:

8.13
Promissory Notes

That certain amended and restated promissory note between OneQor and Matthew Morgan dated December 27, 2019 and that certain amended and restated promissory note between OneQor and Larry Martin dated December 27, 2019 shall have been terminated.

14.
Amendment to Section 9.7 of the Merger Agreement
. Section 9.7 of the Merger Agreement is hereby amended and restated in its entirety as follows:

9.7
Terra Tech Board
.

Matthew Morgan shall have been appointed to the Terra Tech Board effective as of the Closing.

15.
Amendment to Section 9.11 of the Merger Agreement
. Section 9.11 of the Merger Agreement is hereby amended and restated in its entirety as follows:

9.11
Consulting Agreement
.

Larry Martin shall have entered into a consulting agreement with Terra Tech in form reasonably satisfactory to Larry Martin.

16.
Amendment to Section 9.12 of the Merger Agreement
. Section 9.12 of the Merger Agreement is hereby amended and restated in its entirety as follows:

9.12
Morgan Employment Agreement
.

Terra Tech shall have assumed in form reasonably satisfactory to Matthew Morgan the Morgan Employment Agreement on the same terms and conditions and such Morgan Employment Agreement shall be in full force and effect.

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17.
Amendment to Section 10.2 of the Merger Agreement
. Section 10.2 of the Merger Agreement is hereby deleted in its entirety.

18.
Amendment to Section 10.3 of the Merger Agreement
. Section 10.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

10.3
Stock Option Plan
. On or before the second (2nd) Business Day after the Closing Date, Terra Tech shall have adopted a stock option plan providing for at least 20% of the outstanding shares of Terra Tech Common Stock at the Closing Date to be designated for directors, advisors and employees and such equity incentive plan is in full force and effect.

19.
Amendment to Sections 11.1(d) and (e) of the Merger Agreement
. Sections 11.1(d) and (e) of the Merger Agreement are hereby amended and restated in their entirety as follows:

(d) by Terra Tech if the Closing has not taken place on or before February 29, 2020 (except if as a result of any failure on the part of Terra Tech to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

(e) by OneQor if the Closing has not taken place on or before February 29, 2020 (except if as a result of the failure on the part of OneQor or the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

20.
Amendment to Exhibit A – Certain Definitions of the Merger Agreement
. The following definitions in Exhibit A to the Merger Agreement are hereby amended and restated in their entirety as follows:

“
Exchange Ratio
” “Exchange Ratio” means, subject to Section 1.10, the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the OneQor Merger Shares by (b) the OneQor Outstanding Shares, in which:

• “
OneQor Allocation Percentage
” means 1.00 minus the Terra Tech Allocation Percentage.

• “
OneQor Merger Shares
” means the product determined by multiplying (i) the Post-Closing Terra Tech Shares by (ii) the OneQor Allocation Percentage.

• “
OneQor Outstanding Shares
” means 981,652 shares of OneQor capital stock.

• “
Post-Closing Terra Tech Shares
” means the quotient determined by dividing (i) the Terra Tech Outstanding Shares by (ii) the Terra Tech Allocation Percentage.

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• “
Terra Tech Allocation Percentage
” means 0.7894.

• “
Terra Tech Outstanding Shares
” means, subject to Section 1.10, 165,492,121 shares of Terra Tech Common Stock.

The defined term “
OneQor Designee
” in Exhibit A is hereby deleted in its entirety.

“
Varghese Promissory Note
” shall mean that certain promissory note by OneQor Technologies, Inc. in favor of John Varghese, dated as of February 13, 2020.

21.
Reference to and Effect in the Merger Agreement
.

a. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby. Notwithstanding the foregoing, all references in the Merger Agreement, the OneQor Disclosure Schedule, the Shareholder Disclosure Schedule and the Terra Tech Disclosure Schedule to “the date hereof” or “the date of this Agreement” shall refer to October 30, 2019.

b. Except as specifically amended herein, the Merger Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Merger Agreement.

22.
Miscellaneous
. Article XII of the Merger Agreement shall apply
mutatis mutandis
to this Amendment.

23.
Definitions
. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Agreement and Plan of Merger to be executed as of the date first above written.

TERRA TECH CORP.

By:	/s/ Derek Peterson
Name:	Derek Peterson
Title:	CEO

TT MERGER SUB, INC.

By:	/s/ Alan Gladstone
Name:	Alan Gladstone
Title:	President

ONEQOR TECHNOLOGIES, INC.

By:	/s/ Matthew Morgan
Name:	Matthew Morgan
Title:	Chief Executive Officer

/s/ Matthew Morgan
MATTHEW MORGAN

/s/ Larry Martin
LARRY MARTIN

Larry Martin, solely in his capacity as a Shareholder Representative

By:	/s/ Larry Martin

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